Exhibit 99.3


                              MANAGEMENT ASSERTION

     For the period of January 1, 2005 to December 31, 2005, the servicing of consumer finance receivables owned by BMW Vehicle Owner Trust 2004-A has been conducted by BMW Financial Services NA, LLC, in its capacity as servicer, in compliance with the servicing standards in all material respects, set forth in Articles IV and V of the Sale and Servicing Agreement dated May 1, 2004.

     By:      BMW Financial Services NA, LLC

     By:      /s/ Kerstin Zerbst
              -------------------------------
              Kerstin Zerbst

     Title:   CFO